SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement			___  Confidential, for Use of the Commission
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___  Definitive Additional Materials
___  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

_____________________________ROGERS CORPORATION______________________________

             (Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     or Item 22(a)(2) of Schedule 14A.

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     Rule 14a-6(i)(3).

___  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


  (1)	Title of each class of securities to which transaction applies:  _______

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  (3)	Per unit price or other underlying value of transaction computed
      pursuant to Exchange Act Rule 0-11  (Set	forth the amount on which the
      filing fee is calculated and state how it was determined):  ____________

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         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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  (4) 	Date Filed: ____________________________________________________________

                            ROGERS CORPORATION

                       NOTICE OF 1996 ANNUAL MEETING

                              PROXY STATEMENT

                              March 11, 1996


Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, Connecticut 06263-0188
(860) 774-9605


Dear Stockholder:

We extend a cordial invitation for you to attend the Corporation's Annual Meeting of Stockholders on Tuesday, April 16, 1996, at
10:30 A.M. in the Boardroom on the 26th floor of Fleet Bank (formerly the Shawmut Bank building), 777 Main Street, Hartford, Connecticut.

The only formal action expected this year is the election of Directors. Following the meeting formalities, there will be reports about the Corporation's current operations and future prospects. We will welcome your questions and comments.

Whether or not you plan to attend, it is important that your shares be represented at this meeting. Please complete, sign, date and return the proxy card in the enclosed envelope. Should you be able to attend -- and we hope you do -- we will be happy to have you vote in person.

               Sincerely,




               Harry H. Birkenruth
               President and
               Chief Executive Officer

NOTICE OF ANNUAL MEETING


The Annual Meeting of Stockholders of Rogers Corporation, a Massachusetts corporation, will be held on Tuesday, April 16, 1996, at 10:30 A.M.
in the Boardroom on the 26th floor of Fleet Bank (formerly the Shawmut Bank building), 777 Main Street, Hartford, Connecticut, for the following purposes:

1. To fix the number of and to elect a Board of Directors for the ensuing year.

2. To transact such other business as may properly come before the meeting.

Stockholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on February 20, 1996, the record date fixed by the Board of Directors for such purpose.


                      By Order of the Board of Directors

                           Robert M. Soffer, Clerk

                               March 11, 1996



________________________________________________________________________

Stockholders are requested to complete, sign and date the enclosed proxy card and send it by return mail in the enclosed envelope. Proxies are revocable, and any stockholder may withdraw his or her proxy and vote in person at the meeting.

Proxy Statement

Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, Connecticut 06263-0188


March 11, 1996


This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rogers Corporation for the Annual Meeting of Stockholders to be held on Tuesday, April 16, 1996, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet Bank (formerly the Shawmut Bank building), 777 Main Street, Hartford, Connecticut.

Stockholders of record as of the close of business on February 20, 1996, are entitled to vote at the meeting and any adjournment thereof. As of that date, 7,135,890 shares of Capital Stock of the Corporation were outstanding. Stockholders are entitled to one vote for each share owned. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder submitting a proxy has the right to revoke it any time before it is exercised.

The persons named in the enclosed proxy are both officers of the Corporation, and Harry H. Birkenruth is also a Director. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted: FOR fixing the number of Directors for the ensuing year at nine and FOR the election of the nominees to the Board of Directors shown on the next page under the heading "Nominees for Director" (except for any nominee or nominees as to whom authority is withheld).

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of all outstanding shares, an abstention or non-vote will have the same effect as a vote against the matter being voted upon.

No matters other than those set forth in the Notice of Annual Meeting on the preceding page are expected to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

An Annual Report containing financial statements is enclosed with, but not as a part of, this proxy statement.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Directors of the Corporation are elected annually and hold office until the next Annual Meeting of Stockholders and thereafter until their successors have been elected and qualified. The Board of Directors has been advised that each nominee will serve if elected. In the event that any of these nominees should become unavailable for election, proxies will be voted for the election of such other person, or for fixing the number of Directors at a lesser number, as the Board of Directors may recommend. All of the nominees are currently Directors of the Corporation and were elected to their present term of office at the Annual Meeting of Stockholders held on April 18, 1995.

NOMINEES FOR DIRECTOR

                        Age and Year   Positions     Principal Occupation
                        First Became   Now Held      and Other
Name                    Director       With Rogers   Directorships
__________________________________________________________________________

Leonid V. Azaroff       69 - 1976      Director      Professor Emeritus,
                                                     Institute of Materials
                                                     Science, University of
                                                     Connecticut

Leonard M. Baker        61 - 1994      Director      Vice President,
                                                     Technology, Praxair,
                                                     Inc.

Wallace Barnes          69 - 1983      Director      Chairman, Director,
                                                     Rohr, Inc.; Chairman,
                                                     Director, Retired Chief
                                                     Executive Officer,
                                                     Barnes Group, Inc.;
                                                     Director, Aetna Life &
                                                     Casualty; Director,
                                                     Loctite Corporation

Harry H. Birkenruth     64 - 1964      President;    President, Chief
                                       Director      Executive Officer
                                                     Rogers Corporation

Mildred S. Dresselhaus  65 - 1986      Director      Institute Professor,
                                                     Massachusetts Institute
                                                     of Technology

Donald J. Harper        68 - 1986      Director      Retired Chairman and
                                                     Chief Executive Officer,
                                                     Insilco Corporation;
                                                     Director, Okay
                                                     Industries, Inc.

Gregory B. Howey        53 - 1994      Director      President, Director,
                                                     Okay Industries, Inc.

Leonard R. Jaskol       58 - 1992      Director      Chairman, Director,
                                                     President, Chief
                                                     Executive Officer,
                                                     Lydall, Inc.; Director,
                                                     Eastern Enterprises

William E. Mitchell     51 - 1994      Director      President, Director,
                                                     Chief Operating
                                                     Officer, Sequel, Inc.

The Board of Directors recommends a vote FOR fixing the number of Directors for the ensuing year at nine (which requires approval of a majority of the shares of Capital Stock present or represented and entitled to vote at the meeting) and FOR the election of the above named nominees. Such individuals will be elected as Directors upon approval of a plurality of the votes cast at the 1996 Annual Meeting of Stockholders.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding ownership of the Corporation's Capital Stock as of February 1, 1996, by each of the current Directors and executive officers named in the Summary Compensation Table (the "Named Executive Officers") and by all such individuals and other executive officers as a group.


                         Amount and Nature of Beneficial Ownership(1)
                         --------------------------------------------
                                             Acquirable
Name of Person             Currently         Within 60      Percent
or Group                   Owned             Days(2)        of Class
---------------------------------------------------------------------
Leonid V. Azaroff           4,952(3)(4)        10,768           *
Leonard M. Baker            1,136                 844           *
Wallace Barnes              3,270                 978           *
Harry H. Birkenruth        63,633              54,633         1.65
Mildred S. Dresselhaus      7,670                 978           *
Donald J. Harper            2,000(4)              978           *
Aarno A. Hassell           12,369              32,333           *
Gregory B. Howey            1,136                 844           *
Leonard R. Jaskol           3,270                 978           *
Bruce G. Kosa               4,178(3)           14,878           *
William E. Mitchell         1,136                 844           *
John A. Richie                660               8,666           *
Robert D. Wachob            7,557              26,932           *

Directors and Executive
Officers as a Group
14 Persons                113,528             177,819         3.98

(1)  Amounts have been adjusted for the July 1995 2-for-1 stock split.

(2) Represents shares which may be acquired under options exercisable within the 60 days immediately following February 1, 1996.

(3) Dr. Azaroff and Mr. Kosa own, respectively, 400 and 3,070 shares, included above, as to which investment and voting power is shared with others.

(4) Dr. Azaroff and Mr. Harper each deferred 718 shares of 1994 stock compensation, which is not included above. Mr. Harper also deferred 552 shares of 1995 stock compensation, which is not included above.

   *  Less than 1% of outstanding Capital Stock.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CORPORATION'S STOCK

The following table sets forth information as to the beneficial ownership of each person known to the Corporation to own more than 5% of the outstanding Capital Stock.

                                      Shares            Percent
Name and Address                      Beneficially      of
of Beneficial Owner                   Owned (1)         Class (2)
-------------------                   ---------         ---------

Capital Research and                  440,000            6.2
Management Company (3)
333 South Hope Street
Los Angeles, California  90071

The Prudential Insurance
Company of America (4)                639,800            9.0
Prudential Plaza
Newark, New Jersey  07102

State Farm Mutual Automobile          400,000            5.6
Insurance Company
One State Farm Plaza
Bloomington, Illinois  61710

Westport Asset Management, Inc.(5)    883,800           12.0
253 Riverside Avenue
Westport, Connecticut  06880



(1)  Amounts have been adjusted for the July 1995 2-for-1 stock split.

(2)  The Corporation has only one class of stock, its Capital Stock.

(3) Capital Research and Management Company, a registered investment advisor and an operating subsidiary of The Capital Group Companies, Inc., exercises investment discretion with respect to 440,000 shares which were owned by various institutional investors. Said subsidiary has no power to direct the vote of such shares.

(4) The Prudential Insurance Company of America has sole voting and investment power with respect to 375,700 shares, and shared voting and investment power with respect to 264,100 shares. All such shares are held for the benefit of Prudential's clients.

(5) Westport Asset Management, Inc., a registered investment advisor, has sole voting and investment power with respect to 2,100 of the shares listed above, and has shared voting and investment power with respect to 681,700 shares. Included in the stated number of shares and percent of ownership are 200,000 shares which may be acquired by exercise of warrants. All shares are held in certain discretionary managed accounts, except for 2,100 shares which are owned by officers and stockholders of Westport Asset Management, Inc.

BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

The Board of Directors of the Corporation, which held six meetings during 1995, has five committees, including an Audit Committee and a Compensation and Organization Committee. There is no nominating committee. All Directors attended more than 75 percent in the aggregate of the total number of meetings in 1995 of the Board and the committees on which each such Director served, except for Mr. Jaskol, who attended two-thirds of such meetings.

The Audit Committee held two meetings in 1995, and has among its functions making recommendations with respect to the selection of the independent auditors of the Corporation, meeting with the independent auditors to review the scope, accuracy and results of the audit, and making inquiries as to the adequacy of the Corporation's accounting, financial and operating controls. Dr. Azaroff is chairperson of the Audit Committee, with Dr. Baker and Mr. Jaskol as members.

The Compensation and Organization Committee held four meetings in 1995, and has among its functions reviewing the salary system to ensure external competitiveness and internal consistency, and reviewing incentive compensation plans to ensure that they continue to be effective incentive and reward systems. The Compensation and Organization Committee also determines the President's compensation and approves or disapproves the President's recommendations with respect to the compensation of executive officers who normally report to the President. Mr. Barnes is chairperson of the Compensation and Organization Committee, with Messrs. Harper and Jaskol as members.

DIRECTORS' COMPENSATION

For 1995, each Director who was not an employee of the Corporation earned an annual retainer of $13,500, $1,050 for each Board meeting attended and $1,250 or $800 for each committee meeting attended, the amount varying by capacity as chairperson or as a member.

Pursuant to the 1994 Stock Compensation Plan, the retainer fee for non-employee Directors will be paid semi-annually in shares of the Corporation's Capital Stock, with the number of shares of stock granted based on its then fair market value. Stock options also are granted to non-employee Directors twice a year. The number of shares in each six-month period for which stock options are granted is determined by dividing $6,750 (half of the annual non-employee director retainer fee at the time the plan was established) by the fair market value of a share of the Corporation's Capital Stock as of the date of grant. Existing stock options issued under this plan are exercisable within a period of ten years from date of grant.

Pursuant to the Corporation's Voluntary Deferred Compensation Plan for Non-Employee Directors, such individuals may defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in the Corporation's Capital Stock.

EXECUTIVE COMPENSATION

The tables, graph and narrative on pages 8 through 14 of this Proxy Statement set forth certain compensation information about the Corporation's Chief Executive Officer and its other four most highly compensated executive officers. The Corporation does not presently have any Long-Term Incentive Plans and did not reprice any stock options (as defined by the executive compensation reporting rules of the Securities and Exchange Commission). Therefore, no corresponding tables are provided.


SUMMARY COMPENSATION TABLE
                                                            Long-Term
                                                           Compensation
                                   Annual Compensation        Awards
                              ----------------------------- ----------
                                                   Other      Stock        All
Name and                                           Annual     Options    Other
Principal                                          Compen-  (Number of  Compen-
Position              Year   Salary     Bonus     sation(1) Shares)(2) sation(3)
--------------------------------------------------------------------------------
Harry H. Birkenruth  1995   $308,942  $304,920    $18,539(4)   35,000    $7,918
President and Chief  1994    260,000   210,862     15,553(4)   30,000     8,035
Executive Officer    1993    226,600   335,350(5)  12,122(4)   48,000     6,642

Robert D. Wachob     1995    152,019   105,758         10(4)   15,000     2,400
Vice President,      1994    140,000    86,598                 10,000     1,500
Sales and Marketing  1993    125,660   102,184(5)              18,000       781

Aarno A. Hassell     1995    141,231    60,000      4,465(4)    6,000     4,141
Vice President,      1994    137,000    58,029      3,988(4)    8,000     3,241
Market and Venture   1993    130,810    61,397      3,588(4)   16,000     2,510
Development

Bruce G. Kosa        1995    115,038    55,000                  7,000     2,400
Vice President,      1994    108,568    40,833                  7,000     1,363
Technology(6)

John A. Richie       1995    101,442    60,000                  7,000     2,280
Vice President,      1994     93,775    47,000                  7,000     1,477
Human Resources(6)

(1) Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(2) The 1993 and 1994 share amounts have been doubled to adjust for the July 1995 2-for-1 stock split.

(3) The stated amounts are the Corporation's matching contributions to the Rogers Employee Savings and Investment Plan, a 401(k) plan, and in the case of Mr. Birkenruth and Mr. Hassell, the Corporation's payments on whole life insurance policies owned by the named individual.

(4) In the case of Mr. Birkenruth and Mr. Hassell, the stated amounts include "above-market" interest earned on deferred compensation to the extent the rate of interest exceeds 120% of the applicable federal long-term rate. In 1994 and 1995 for Mr. Birkenruth, and in 1995 for Mr. Wachob, the amounts include the reimbursement of taxes on nonqualified defined benefit pension plan accruals.

(5) Includes a grant of stock valued at $108,750 in the case of Mr. Birkenruth and a grant of stock valued at $21,750 in the case of Mr. Wachob. These one-time discretionary bonuses are not considered part of a Long-Term Incentive Plan.

(6) Neither Mr. Kosa nor Mr. Richie were executive officers prior to 1994.

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)



                               Individual Grants (2)
                      __________________________________________________
                      Number of     % of Total
                      Securities    Options/SARs   Exercise            Grant
                      Underlying    Granted to     Price     Expira-   Date
                      Options/      Employees in   Per       tion      Present
Name                  SARs Granted  Fiscal Year    Share     Date      Value(3)
________________________________________________________________________________
Harry H. Birkenruth   35,000          20.4%       $23.50    10/19/05   $467,950
Robert D. Wachob      15,000           8.8         23.50    10/19/05    200,550
Aarno A. Hassell       6,000           3.5         23.50    10/19/05     80,220
Bruce G. Kosa          7,000           4.1         23.50    10/19/05     93,590
John A. Richie         7,000           4.1         23.50    10/19/05     93,590
________________________________________________________________________________

(1)  The Corporation does not presently have a "stock appreciation  rights"
     (SAR) plan. These grants were made after the Corporation's July 1995 2-for-1 stock split.

(2) These stock options become exercisable in one-third increments on the second, third and fourth anniversary dates of the grant. These options expire ten years after the date of grant, or earlier due to termination of employment, death, or retirement.

(3)  Black-Scholes Assumption Disclosure

     The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

     - An exercise price on the option of $23.50, equal to the fair market value of the underlying stock as of the date of grant;

     -   An option term of ten years;

     - An interest rate of 6.04 percent, representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term;

     - Volatility of 31.584 percent, calculated using daily stock prices for the one-year period prior to the grant date; and

     - Dividends at the rate of $0.00 per share, representing the annualized dividends paid with respect to a share of Capital Stock at the date of grant.

     The ultimate value of the options will depend on the future market price of the Corporation's Capital Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize on exercise of an option will depend on the excess of the market value of the Corporation's Capital Stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION/SAR EXERCISES DURING FISCAL 1995 AND FISCAL YEAR-END
OPTION/SAR VALUES<F1>


                     Number of                                                   Value of Unexercised
                     Shares                              Number of                   In-The-Money
                     Acquired                      Unexercised Options at            Options/SARs
                     Upon                            Fiscal Year-End<F3>          Fiscal Year-End<F4><F5>
                     Exercise     Value         ---------------------------   ---------------------------
Name                 of Options   Realized<F2>  Exercisable   Unexercisable   Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------
Harry H. Birkenruth   5,500       $117,535       54,633        103,667         $686,962      $663,278
Robert D. Wachob          0              0       26,932         39,268          337,189       239,923
Aarno A. Hassell          0              0       32,333         26,667          391,611       209,205
Bruce G. Kosa             0              0       14,878         22,890          178,932       152,231
John A. Richie            0              0        8,666         19,334          106,362       102,819

<F1> The Corporation does not presently have a "stock appreciation rights"
     (SAR) plan. Where appropriate, all amounts have been adjusted for the July 1995 2-for-1 stock split.

<F2> Defined as the difference between the fair market value of the Capital
     Stock and the exercise price of the option at time of exercise.

<F3> These stock options become exercisable in one-third increments on the second, third and fourth anniversary dates of the grant.

<F4> Defined as the difference between the fair market value of the Capital
     Stock at fiscal year-end and the exercise price of the option.

<F5> An option is "in-the-money" if the fair market value of the underlying stock exceeds the exercise price of the option at the measurement date.

                                     10

RETIREMENT PLANS

The Pension Plan Table below reflects estimated annual benefits payable at age 65 ("normal retirement age") at various compensation levels and years of service pursuant to the Corporation's non-contributory defined benefit pension plans for domestic salaried employees.



                             ANNUAL PENSION BENEFITS

                              Years of Service(1)(2)
              ----------------------------------------------------------
Final Average
Earnings(3)   15 years  20 years  25 years  30 years  35 years  40 years

$  75,000    $ 16,880   $ 22,510  $ 28,140  $ 33,760  $ 35,450  $ 37,140
  100,000      23,760     31,670    39,590    47,510    49,890    52,260
  125,000      30,630     40,840    51,050    61,260    64,330    67,390
  150,000      37,510     50,010    62,510    75,010    78,760    82,510
  175,000      44,380     59,170    73,970    88,760    93,200    97,640
  200,000      51,260     68,340    85,430   102,510   107,640   112,760
  225,000      58,130     77,510    96,890   116,260   122,080   127,890
  250,000      65,010     86,670   108,340   130,010   136,510   143,010
  275,000      71,880     95,840   119,800   143,760   150,950   158,140


(1) Benefits are calculated on a straight life annuity basis and such amounts are reduced by offsets for estimated applicable Social Security benefits.

(2) Federal law limits the amount of benefits payable under tax qualified plans, such as the Rogers Corporation Defined Benefit Pension Plan. The Corporation has adopted a supplemental retirement plan for the payment of amounts to all plan participants who may be affected by such limitations. In general, the total pension benefit due an individual will be the same as that calculated under the Corporation's qualified pension plan as if such federal benefit limitations did not exist. Accordingly, the benefits shown have not been reduced by such limitations.

(3) Final average earnings is the average of the highest consecutive five of the last ten years' annual earnings as of June 1 of each year. Covered compensation includes only salary, and such amount in the Summary Compensation Table is substantially the amount covered for 1995 for the individuals named. The five-year average earnings for the named executive officers and their estimated credited years of service are: Mr. Birkenruth, $241,000 and 36 years; Mr. Wachob, $131,532 and 13 years; Mr. Hassell, $131,962 and 34 years; Mr. Kosa, $100,738 and 33 years; and Mr. Richie, $83,710 and 18 years.


COMPENSATION AND ORGANIZATION COMMITTEE REPORT

This report is submitted by the Compensation and Organization Committee of the Corporation's Board of Directors (the "Committee"). This Committee report describes the components of the Corporation's executive officer compensation programs for 1995 and the basis on which compensation determinations were made with respect to the executive officers of the Corporation.

Compensation and Organization Committee Interlocks and Insider Participation

The Corporation's executive compensation program is administered by the Compensation and Organization Committee of the Board of Directors, composed of three independent non-employee Directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee members are: Wallace Barnes (Chairperson of the Committee), Donald J. Harper, and Leonard R. Jaskol.

Philosophy

The executive compensation philosophy is to align executive compensation with the long-term success of the Corporation and increases in stockholder value, and to attract, retain, and reward executive officers whose contributions are critical to the long-term success of the Corporation. The guiding principles for compensation decisions are to:

  - Provide a competitive total annual cash compensation package that targets the 50th percentile of a broad spectrum of manufacturing industries, to enable the Corporation to attract and retain executives. Key elements of the executive compensation program are base salary and the possibility of a bonus under the Annual Incentive Compensation Plan.

  - Integrate compensation with the achievement of annual and long-term goals.

  - Reward officers for above average corporate performance, and individual initiative and achievement.

  - Create long-term incentives that are consistent with the interests of stockholders, through stock option grants.


Base Salaries

The Committee establishes salary ranges for executives by reviewing positions with similar responsibilities in the marketplace. The
Corporation obtains information on such positions for a broad spectrum of manufacturing industries through published national executive compensation survey data. The data includes a substantial number of companies beyond those reflected in the Performance Graph on page 14.

Salary adjustments are determined by considering merit increases generally being offered in the aforementioned marketplace, achievement of annual financial and other objectives by the Corporation and the business units or functions reporting to the executive officer, the overall performance of the executive officer, and any changes in the executive officer's responsibilities. None of these factors are assigned a specific weighted value. The Corporation allows the factors to change to adapt to various individual, business, economic, and marketplace conditions as they arise. The Committee is responsible for approving recommendations for salary increases made by the President for the officers who normally report to the President.

Annual Bonuses

The Annual Incentive Compensation Plan has target bonuses of 50% of base salary for the President, and between 25% and 40% for the other Named Executive Officers. Subject to an overall corporate percentage of pre-tax profit limitation, actual bonuses may vary from 0% to 200% of the target bonuses depending on performance relative to plan. These amounts are determined by the performance of the Corporation (Net Income and Return on Equity - weighted essentially equally) and each division (Cash Profit and Return on Assets controlled by each division - weighted essentially equally) versus the annual budget goals. In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 100% to 50% for the Named Executive Officers. For fiscal 1995, corporate performance substantially exceeded targeted levels and, as a result, all of the Named Executive Officers received bonuses.

Stock Options

Each year, the Compensation and Organization Committee considers awards of stock options to key personnel. Stock options are used as the primary long-term incentive vehicle. Senior management personnel (including the Named Executive Officers) are generally granted stock options annually. Other selected personnel are granted options from time to time. The number of options awarded to an executive officer is based on the individual's level in the organization, salary, the same performance criteria used to determine salary adjustments, the number of shares granted in the prior year, and the total number of shares available for grants. The Corporation does not assign specific weights to these criteria. The options all have an exercise price equal to at least the fair market value of the Corporation's stock as of the date of grant. These options have a ten-year life (however, earlier termination is provided for retirees and others whose employment terminates prior to retirement) and vest in one-third increments on the second, third and fourth anniversary dates of the grant.

In fiscal 1995, stock options for a total of 171,300 shares were granted to employees, of which 70,000 shares were granted to the Named Executive Officers.


Chief Executive Officer Compensation

In 1995, Mr. Birkenruth received a salary increase of $55,000 (21.2%) at the start of the year. National survey data from a broad spectrum of manufacturing industries was considered, but the decision was weighted heavily by his previous salary level and his major contributions to the Corporation's success.

Mr. Birkenruth received a bonus for 1995 under the Annual Incentive Compensation Plan equal to 98.7% of his base salary as a result of the Corporation substantially exceeding its performance target. In October 1995, he was granted options for 35,000 shares of the Corporation's stock exercisable at $23.50 per share, the fair market value as of the date of the grant.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement and who are employed on the last day of the Corporation's taxable year to $1 million, unless certain requirements are met. The Committee has considered the impact of this tax code provision and has determined that there is little likelihood that Rogers would pay any amounts in 1996 that would result in the loss of a Federal tax deduction under Section 162(m). Accordingly, the Committee has not recommended that any special actions be taken or any plans changed at this time.


Compensation and Organization Committee:

                                 Wallace Barnes, Chairperson
                                 Donald J. Harper, Member
                                 Leonard R. Jaskol, Member

PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Corporation's Capital Stock over the past five years with the cumulative total return on shares of companies comprising the Standard & Poor's (S&P) Industrials Index and the American Stock Exchange High Technology Index (Amex High Tech). Cumulative total return is measured assuming an initial investment of $100 on December 31, 1990, and the reinvestment of dividends.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*


                            GRAPH APPEARS HERE



                                        DOLLARS
                     ------------------------------------------------------
                     1990      1991      1992      1993      1994      1995
---------------------------------------------------------------------------
Rogers Corporation    100        93        81       151       287       251

S&P Industrials       100       131       138       151       156       211

Amex High Tech        100       173       146       163       156       243

* $100 invested on 12/31/90 in stock or index - including reinvestment of dividends.

(Textual description of performance graph for EDGAR transmission - the chart compares the performance of Rogers Capital Stock over a five-year period to the S&P Industrials Index and the AMEX High Tech Index, as reflected in the numerical data under the chart, with $100 representing the invested value in Rogers Capital Stock and the two indices at December 31, 1990.)

OTHER ARRANGEMENTS AND PAYMENTS


The Corporation's severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by the Corporation, except in the case of the executive officers of the Corporation as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual's employment terminates. Commencing in November 1992, the right of executive officers to make such election may be cancelled by the Corporation on three years' notice. Each of Messrs. Birkenruth, Hassell and Wachob would be entitled to at least 110 weeks of salary and benefit continuance upon termination of employment covered by the policy.

The Board of Directors determined that it would be in the best interests of the Corporation to ensure that the possibility of a change in control of the Corporation would not interfere with the continuing dedication of the Corporation's executive officers to their duties to the Corporation and its stockholders. Toward that purpose, the Corporation has agreements with the Named Executive Officers, which provide certain severance benefits to them in the event of a termination of their employment during a thirty-six month period following a Change in Control (as defined in the agreements). The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreement, unless either party objects to such extension. If within a thirty-six month period following a Change in Control, an Executive's employment is terminated by the Corporation without cause (as defined in the agreements) or if such Executive resigns in certain specified circumstances, then, provided the Executive enters into a two-year noncompetition agreement with the Corporation, the Executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.

AUDIT MATTERS

It is expected that Ernst & Young LLP, the Corporation's independent auditors selected as the independent auditors for the fiscal years ended December 31, 1995, and ending December 29, 1996, will be represented at the annual meeting, with an opportunity to make a statement if they so desire, and will be available to respond to questions.

In addition to the audit of the 1995 financial statements, the Corporation engaged Ernst & Young LLP to perform certain other services, including income tax consultation and assistance in connection with corporate tax planning.


PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Corporation on or before November 11, 1996, for inclusion in the Corporation's proxy statement and form of proxy.


SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, officers and employees of the Corporation may solicit proxies personally and by telephone, telegraph, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxies and proxy soliciting materials to the beneficial owners of stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in doing so.


NOTICE OF BY-LAW AMENDMENT

As required by law, notice is hereby given that the By-Laws of the Corporation were amended by the Board of Directors on June 22, 1995, by adding a new section, Section 13 to ARTICLE II, which states that:

"Issuance of Stock. The Directors are authorized, at any time, to provide for the issuance of unissued capital stock from time to time authorized under the Articles of Organization of the corporation."

BACK COVER


ROGERS


Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, Connecticut  06263-0188
(860) 774-9605

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            ROGERS CORPORATION                    PROXY

     The undersigned appoints HARRY H. BIRKENRUTH and ROBERT M. SOFFER, and each or either of them, as attorneys of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Rogers Corporation to be held on April 16, 1996, and at any adjournment thereof.

          1. To fix the number of and to elect a Board of Directors for the ensuing year.

           _
          |_|  FOR all nominees listed below (except as withheld below):

               Leonid V. Azaroff, Leonard M. Baker, Wallace Barnes, Harry
               H. Birkenruth, Mildred S. Dresselhaus, Donald J. Harper, Gregory B. Howey, Leonard R. Jaskol, and William E. Mitchell.

               (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) in the space provided below.)

               ____________________________________________________________

           _
          |_|  WITHHOLD AUTHORITY to vote for all nominees.

          2. To transact such other business as may properly come before the meeting.



                    [continued and to be signed on the other side]

                     PROXY [continued from other side]



THIS PROXY WILL BE VOTED AS SPECIFIED       Dated _________________,1996
OR, WHERE NO DIRECTION IS GIVEN, WILL BE
VOTED FOR PROPOSAL 1.


                                            ____________________________



                                            ____________________________
                                                      Signature


(If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.)